Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.3 to Registration Statement No. 333-236956 on Form S-1 of our report dated May 5, 2020 (June 18, 2020 as to the effect of the stock split described in Note 17), relating to the consolidated financial statements of Albertsons Companies, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte &Touche LLP

Boise, Idaho
June 18, 2020